Exhibit 5.1

801 California Street	650.988.8500
Mountain View, CA 94041	Fenwick.com

July 15, 2021

Marin Software Incorporated

123 Mission Street, 27th Floor

San Francisco, California 94105

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed by Marin Software Incorporated, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on July 15, 2021 pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of an indeterminate amount of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having a maximum aggregate offering price of $3,000,000 (the “Shares”).

In connection with our opinion, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies of the Company’s current certificate of incorporation and bylaws, as amended (collectively, the “Charter Documents”), the Registration Statement and the exhibits thereto; certain corporate proceedings of the Company’s board of directors (the “Board”), committees of the Board and stockholders relating to adoption or approval of the Charter Documents, the reservation of the Shares, the filing of the Registration Statement and the registration of the issuance and sale of the Shares under the Securities Act, documents (including confirmations from the Company’s transfer agent) regarding the Company’s outstanding and reserved capital stock and other securities, and such other documents as we have deemed advisable, and we have examined such questions of law as we have considered necessary.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities (other than the Company) executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.

We have also assumed that any certificates or instruments representing the Shares, when issued, will be executed by the Company by officers of the Company duly authorized to do so. Furthermore, with respect to the Company’s uncertificated capital stock, we assume that issued Common Stock, including any Shares, will not be reissued by the Company in uncertificated form until any previously issued stock certificate representing such issued Common Stock has been surrendered to the Company in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), and that the Company will properly register the transfer of the Common Stock to the purchasers of such Common Stock on the Company’s record of uncertificated securities.

In rendering our opinion, we have also relied upon certifications made to us by the Company, including, without limitation, representations in an Opinion Certificate addressed to us of even date herewith, that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing DGCL and reported judicial decisions relating thereto.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any Shares, the Registration Statement will have been declared effective under the Securities Act, that the registration will apply to such Shares and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such Shares.

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.

Based upon the foregoing, we are of the opinion that when (i) the issuance of and the terms of the offering of the Shares and related matters have been duly authorized by all required corporate action of the Board or a duly authorized committee thereof, and, if required, of the stockholders of the Company in accordance with the Charter Documents and the DGCL and (ii) if required, certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, or (b) upon conversion or exercise of any other security of the Company, in accordance with the terms of such security or the instrument governing such security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (in an amount not less than the par value per share of the Common Stock), then such shares of Common Stock will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus filed with the Registration Statement and any prospectus supplements constituting a part thereof, and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and is based solely on our understanding of facts in existence as of such date after the aforementioned examination. In rendering the opinions above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP